SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]
Check the  appropriate  box:
[ ] Preliminary  Proxy  Statement
[ x]  Definitive  Proxy Statement
[ ] Definitive  Additional  Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

 .........Culp, Inc..............................................................
                  (Name of Registrant as Specified in Charter)

 .........Franklin, N. Saxon Senior Vice President and Corporate Secretary.......
                   (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box)
[ x] $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1), or 14a-6(j)(2).
[  ] $500  per  each  party  to the  controversy  pursuant to Exchange Act Rule
     14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:


 ................................................................................
     2) Aggregate number of securities to which transaction applies:


 ................................................................................
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


 ................................................................................
     4)  Proposed maximum aggregate value of transaction:


 ................................................................................
Set forth the amount on which the filing fee is calculated and state how it was determined.


[  ] Check box if any part of the fee is offset as provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


 ................................................................................
     2) Form, Schedule or Registration Statement No.:


 ................................................................................

     3) Filing Party:


 ................................................................................

     4) Date Filed:


 ................................................................................

                          (Logo of CULP appears here)






                              101 South Main Street
                              Post Office Box 2686
                      High Point, North Carolina 27261-2686
                            Telephone (910) 889-5161


DEAR SHAREHOLDERS:

         You are cordially invited to attend the 1996 Annual Meeting of Shareholders. It will be held at the Radisson Hotel, 135 South Main Street, High Point, North Carolina on Tuesday, September 17, 1996 at 9:00 a.m. local time.

         In the accompanying materials, you will find a Notice of Annual Meeting of Shareholders, as well as a Proxy Statement relating to the business to be covered at the Annual Meeting. Shareholders will be asked to (1) ratify the appointment of the independent auditors, and (2) elect directors.

         Whether or not you plan to attend the Annual Meeting, please complete, date and sign your proxy card and return it promptly in the envelope provided. If you attend the meeting, you may vote in person if you wish, even if you previously returned your proxy.

         We encourage you to attend the meeting. We look forward to meeting and talking with many of you there.

                                            Sincerely,


                                  By:/s/    Robert G. Culp, III
                                            ROBERT G. CULP, III
                                            Chairman and Chief Executive Officer

                          (Logo of CULP appears here)





                              101 South Main Street
                              Post Office Box 2686
                      High Point, North Carolina 27261-2686
                            Telephone (910) 889-5161



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               September 17, 1996




TO OUR SHAREHOLDERS:

         The Annual Meeting of Shareholders of Culp, Inc. (the "company") will be held at the Radisson Hotel, 135 South Main Street, High Point, North Carolina on Tuesday, September 17, 1996 at 9:00 a.m. local time, for the purpose of considering and acting on the following matters:

         (1) To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the company for the current fiscal year; and


         (2)      To elect three (3) directors to serve until the 1999 Annual
                  Meeting;

         (3) To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

         Only shareholders of record as of the close of business on July 11, 1996, are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

         Whether or not you expect to be present at the Annual Meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, your proxy will be returned to you upon request.

         The Proxy Statement accompanying this notice sets forth further information concerning the items listed above and the use of the enclosed proxy. You are urged to study this information carefully.

         The Annual Report of the company also accompanies this notice.

         By Order of the Board of Directors.

                         By:/s/   Franklin N. Saxon
                                  FRANKLIN N. SAXON
                                  Senior Vice President and Corporate Secretary
July 19, 1996

                          (Logo of CULP appears here)







                              101 South Main Street
                              Post Office Box 2686
                      High Point, North Carolina 27261-2686
                            Telephone (910) 889-5161

                                 Proxy Statement


                                  INTRODUCTION

         This Proxy Statement is furnished to the shareholders of Culp, Inc. (hereinafter sometimes referred to as the "company") by the company's Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the company to be held on Tuesday, September 17, 1996 , at 9:00 a.m. at the Radisson Hotel, 135 South Main Street, High Point, North Carolina, and at any adjournment or adjournments thereof. Action will be taken at the Annual Meeting on the ratification of the appointment of independent auditors, the election of certain directors, and any other business that properly comes before the meeting.

         This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about July 19, 1996.

         Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting. Any shareholder giving a proxy may revoke it at any time before a vote is taken: (i) by duly executing a proxy bearing a later date; (ii) by executing a notice of revocation in a written instrument filed with the secretary of the company; or (iii) by appearing at the meeting and notifying the secretary of the intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted for the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the company for the current fiscal year, and for the election of the three (3) directors named in this Proxy Statement. The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Unless otherwise stated herein, each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting for approval. A shareholder abstaining from the vote on a proposal will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question. This means that in cases where a majority of the shares represented is required to approve a proposal, an abstention will have the effect of a vote against the proposal in question.

         The company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies. Proxies may be solicited by employees of the company, either personally, by special letter, or by telephone. The company also will request brokers and others to send solicitation material to beneficial owners of the company's stock and will reimburse them for this purpose upon request.

                                VOTING SECURITIES

         Only shareholders of record at the close of business on July 11, 1996 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the meeting is 11,300,613.

         The following table lists the beneficial ownership of the company's common stock ("Common Stock") with respect to: (i) each person known by the company to be the beneficial owner of more than five percent of such Common Stock; and (ii) all executive officers, directors and nominees of the company as a group, a total of 12 persons, as of July 11, 1996.


                                                                      Number of Shares                  Percent of
    Title of                 Name and Address of                         Beneficially                   Outstanding
     Class                    Beneficial Owner                              Owned                          Shares

Common Stock,              Robert G. Culp, III                         3,634,309 (1)                         31.9%
par value,                 903 Forrest Hill Drive
$.05 per share             High Point, NC 27262

                           Winsal & Company                            3,048,750(2)                          27.0%
                           c/o First Union Corporation
                           401 S. Tryon Street
                           Fiduciary Operations NC1151
                           Charlotte, NC 28288-1151

                           Dimensional Fund Advisors, Inc.                694,040(3)                          6.1%
                           1299 Ocean Avenue, 11th Floor
                           Santa Monica, CA 90401

                           First Bank System, Inc.                        565,635                             5.0%
                           601 2nd Ave., South
                           Minneapolis, MN 55402-4302

                           T. Rowe Price Associates, Inc.                 697,662(4)                          6.2%
                           100 East Pratt Street
                           Baltimore, Maryland 21289-1009

                           All executive officers,                     4,327,425(5)                          37.6%
                           directors and nominees
                           as a group (12 persons)


(1) These shares include all of the shares (3,048,750) listed below that also are beneficially owned in the name of Winsal & Company as trustee of the Robert G. Culp, Jr. Family Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest. (See Note (2) below); also includes 63,338 shares held of record by Susan B. Culp, the wife of Mr. Culp, the beneficial ownership of which shares Mr. Culp disclaims, and includes 92,500 shares subject to options owned by Mr. Culp that are immediately exercisable.

(2) All of these shares also are included in the shares listed above for Robert G. Culp, III (See Note (1) above). Includes 1,029,375 shares held of record by Winsal & Company for the benefit of Judith C. Walker, sister of Robert G. Culp, III; 825,000 shares held of record by Winsal & Company for the benefit of Harry R. Culp, brother of Robert G. Culp, III, and 1,194,375 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 694,040 shares of Culp, Inc. stock as of April 30, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(4) These securities are owned by various individual and institutional investors as of April 30, 1996, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price
       Associates is deemed to be a beneficial owner of such securities; however, Price associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5) Includes 220,338 shares subject to options owned by certain officers and directors that are immediately exercisable.

                              INDEPENDENT AUDITORS

       The Board of Directors recommends that the shareholders ratify the board's appointment of KPMG Peat Marwick LLP to serve as the auditors for the company for the fiscal year ending April 27, 1997. The Audit Committee recommended such appointment to the board. KPMG Peat Marwick LLP served as the independent auditors for the company for the last five fiscal years. Representatives of the firm are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders' questions.

                              ELECTION OF DIRECTORS

       The number of directors constituting the board has been fixed at ten by the company's shareholders in accordance with the company's bylaws.

       The company's bylaws provide that the Board of Directors shall be divided into three classes of directors with staggered three-year terms, so that one class or approximately one-third of the Board of Directors will be elected every year. At the Annual Meeting the shareholders will elect three (3) directors and each will serve for a term of three years (until the 1999 Annual Meeting of Shareholders) or until his successor shall be elected and shall qualify. Two of the three directors whose terms expire at the 1996 annual Meeting of Shareholders (Baxter P. Freeze and Franklin N. Saxon) have been nominated for re-election. In addition, Harry R. Culp has been nominated to to serve a three-year term.

       In the absence of specifications to the contrary, proxies will be voted for the election of each of the three (3) nominees listed in the table below. An equal number of votes will be cast for each nominee except as noted below, and the persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors. If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

       The North Carolina Business Corporation Act (the "Corporation Act") provides that when cumulative voting applies, shareholders are "entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates." Cumulative voting procedures will not be followed at the Annual Meeting unless a shareholder calls for cumulative voting as provided in the Corporation Act. The Corporation Act sets forth the procedure by which a shareholder may call for cumulative voting as follows:

       A shareholder or proxy who has the right to cumulate his votes announces in open meeting, before voting for directors starts, his intention to vote cumulatively; and if such announcement is made, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall announce the number of shares present in person and by proxy, and shall thereupon grant a recess of not less than one hour nor more than four hours, as he shall determine, or of such other period of time as is unanimously then agreed upon.

If any shareholder announces his intention to vote his shares on a cumulative basis, the proxy holders may, in their discretion, vote the shares to which such proxy relates on a basis other than equally for each of the nominees listed below and for less than all such nominees, and in such event the proxy holders shall cast such votes in a manner that would tend to elect the greatest number of such nominees (or any substitutes therefor in the case of unavailability) as the number of votes cast by them would permit.

Nominees, Directors and Executive Officers

The following table sets forth certain information with respect to the three (3) nominees for election to the Board of Directors, the seven (7) other directors, and the executive officers of the company:

                                                                                                   Shares and
                                                                                                   Percent of
                                                                                                   Common  Stock
                                                                     Year           Year           Beneficially
                                                                     Became         Term           Owned as of
Name and Age                   Position with Company (1)             Director       Expires        July 11, 1996      Notes
- ------------                   -------------------------             --------       -------        -------------      -----

Nominees
Harry R. Culp, 44              N/A                                      N/A            N/A               N/A          (2)

Baxter P. Freeze, 76           Director                                1972            1996            273,638        (3)
                                                                                                        2.4%
Franklin N. Saxon, 43          Senior Vice President and Chief         1987            1996            32,000         (2)(4)
                               Financial Officer; Treasurer;
                               Secretary; Director
Directors and
Executive Officers
Andrew W. Adams, 56            Senior Vice President of                1989            1997            20,313         (2)(5)
                               Corporate Development; Director

Robert G. Culp, III, 49        Chairman of the Board and               1972            1997           3,634,309       (6)
                               Chief Executive Officer;                                                (31.9%)
                               Director

Howard L. Dunn, Jr., 58        President and Chief Operating           1972            1998            290,147        (2)(7)
                               Officer; Director                                                        2.6%

Earl M. Honeycutt, 78          Director                                1972            1997             6,565         (2)(8)

Patrick H. Norton,  74         Director                                1987            1997            33,166         (2)(9)

Earl N. Phillips, Jr., 56      Director                                1992            1998            10,500         (2)(10)

Judith C. Walker, 53           Director                                1993            1996             5,625         (2)(11)

Bland W. Worley, 78            Director                                1983            1998             8,162         (2)(12)

Kenneth M. Ludwig, 43          Senior Vice President - Human            N/A            N/A             13,000         (2)(13)
                               Resources; Assistant Secretary
- ------------------------------------------------------------------


(1) Officers of the company are elected by the Board of Directors each year. The present officers were elected by the board on June 18, 1996.


(2)      Less than one percent (1%)

(3) Includes 183,094 shares held of record by Anne C. Freeze, wife of Mr. Freeze, the beneficial ownership of which shares Mr. Freeze disclaims, and 5,625 shares subject to options owned by Mr. Freeze that are immediately exercisable.

(4) Includes 13,000 shares subject to options owned by Mr. Saxon that are immediately exercisable, and 18,684 shares owned through the company's 401(k) plan.


(5) Includes 13,000 shares subject to options owned by Mr. Adams that are immediately exercisable.

(6) Includes 3,048,750 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, Judith C. Walker and Harry R. Culp, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest; includes 63,338 shares held of record by Susan B. Culp, wife of Robert G. Culp, III, the beneficial ownership of which shares Mr. Culp, III disclaims, and 92,500 shares subject to options owned by Mr. Culp that are immediately exercisable.

(7) Includes 66,715 shares owned by Patricia Dunn, wife of Mr. Dunn, and 58,563 shares subject to options owned by Mr. Dunn that are immediately exercisable.

 (8) Includes 940 shares held of record by Virginia Honeycutt, wife of Mr. Honeycutt, the beneficial ownership of which Mr. Honeycutt disclaims; and 4,025 shares subject to options owned by Mr. Honeycutt that are immediately exercisable.

(9) Includes 5,625 shares subject to options owned by Mr. Norton that are immediately exercisable.


(10) Includes 5,625 shares subject to options owned by Mr. Phillips that are immediately exercisable.

(11) Includes 5,625 shares subject to options owned by Ms. Walker that are immediately exercisable.

(12) Includes 100 shares owned by Ada Worley, wife of Mr. Worley, and 3,750 shares subject to options owned by Mr. Worley that are immediately exercisable.

(13) Includes 13,000 shares subject to options owned by Mr. Ludwig that are immediately exercisable.

Nominees:

         HARRY R. CULP has been practicing dentistry in High Point since July 1981. He is the brother of Robert G. Culp, III, and sister of Judith C. Walker. He has served previously as a director of the company from September 18, 1990 to September 28, 1993.

         BAXTER P. FREEZE, SR. served as president of Commonwealth Hosiery Mills, Inc., a manufacturer of hosiery, in, Randleman, North Carolina, for 41 years until his retirement in 1996. He continues to serve as Chairman of the Board.

         FRANKLIN N. SAXON joined the company in 1983 as its controller and assistant secretary. Mr. Saxon served as controller until 1985, when the board elected him vice president and chief financial officer. The board elected Mr. Saxon treasurer in 1985, and he was elected as a director in 1987, and as secretary in 1995. The board elected Mr. Saxon to the position of senior vice president in June, 1996.

Other Officers and Directors:

         ANDREW W. ADAMS joined the company in 1986, serving first as vice president of the Industrial Fabrics division and later as vice president of operations for the Upholstery Fabrics division. In 1988, the board elected
Mr. Adams vice
president-marketing  of the company, and in 1989 he became a member of the Board
of   Directors.    He   was   elected   to   the   position   of   senior   vice
president-manufacturing by the board in 1993. He now holds the position of senior vice-president of corporate development.

         ROBERT G. CULP, III is one of the founders of the company and was executive vice president and secretary until 1981 when he was elected by the board to serve as president. The board elected Mr. Culp chief operating officer in 1985, and chief executive officer in 1988. In 1990, the Board of Directors elected Mr. Culp chairman of the board. Mr. Culp serves as a member of the local board of directors of First Union National Bank of North Carolina. He is the brother of Judith C. Walker and Harry R. Culp.

         HOWARD L. DUNN, JR. is one of the founders of the company and served as vice president of manufacturing and product development from 1972 until 1988, when the board elected Mr. Dunn executive vice president. The board elected Mr. Dunn president and chief operating officer in 1993.

         EARL M. HONEYCUTT served as president of Amoco Fabrics and Fibers Company, a textile manufacturing subsidiary of Amoco Chemical Corporation, Atlanta, Georgia, for 15 years until his retirement in 1983.

         PATRICK H. NORTON has served since 1981 as senior vice president of sales and marketing and a member of the board of directors of La-Z-Boy Chair Company, a furniture manufacturer, Monroe, Michigan. Mr. Norton currently serves as a co-chairman of the Home Furnishings Council and a member of the board of directors of the American Furniture Manufacturers Association.

         EARL N. PHILLIPS, JR. is co-founder and has served as president of First Factors Corporation, an asset-based lending firm located in High
Point, North Carolina, since 1982. He also serves as a member of several Boards of Directors, including First Union National Bank of North Carolina.

         JUDITH CULP WALKER was a practicing attorney with Keziah, Gates and Samet in High Point, North Carolina from 1987 through May, 1995. Prior to joining Keziah, Gates and Samet, Ms. Walker was an attorney with Wyatt, Early, Harris, Hauser and Wheeler in High Point. She is the sister of Robert G. Culp, III.

         BLAND   W.   WORLEY    served   as   chief    executive    officer   of
BarclaysAmericanCorporation, Charlotte, North Carolina from 1975 until 1982 and as chairman of the board of that corporation until his retirement in 1985. BarclaysAmericanCorporation is a financial services company.

         KENNETH M. LUDWIG joined the company in 1985 as director of personnel. The board elected Mr. Ludwig vice president-human resources in 1986, and assistant secretary in 1995. The board elected Mr. Ludwig to the position of senior vice president-human resources in June, 1996.


Board Committees and Attendance

         There are four standing committees of the Board of Directors:
Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee.

         The Executive Committee, the members of which are Messrs. Culp, Dunn, Saxon, and Adams, may exercise the full authority of the Board of Directors when the board is not in session, except for certain powers related to borrowing, electing certain officers, and other powers that may not lawfully be delegated to board committees.

         Messrs. Freeze, Honeycutt and Worley serve on the Audit Committee. The function of the Audit Committee is to review the scope of the audits and the findings of the independent auditors. The auditors meet with the Audit Committee to discuss audit and financial reporting issues. The committee also reviews the company's significant accounting policies, major internal accounting controls, reports from the company's internal auditors, the Annual Report to shareholders, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

         The Compensation Committee approves matters relating to compensation, including fringe benefits and benefit plans for management and directors of the company, and reports to the Board of Directors from time to time as to its recommendation on compensation and policies for both management and directors. The committee also administers the company's stock option plans. The members of this committee are Messrs. Freeze, Honeycutt and Worley.

         The members of the Nominating Committee, which recommends nominees for election to the Board of Directors, are Messrs. Culp, Norton, and Worley. The nominees for election to the Board of Directors contained in this Proxy Statement have been chosen by the Nominating Committee. Recommendations from shareholders for nominees to the Board of Directors will be considered by the Nominating Committee if made in writing addressed to any member of the Nominating Committee at the company's main office. In order to be considered, such recommendations must be received at least 120 days prior to the date of the meeting at which directors are to be elected.

         During the fiscal year ended April 28, 1996, the Board of Directors had four (4) meetings; the Audit Committee, four (4) meetings; the Compensation Committee, three (3) meetings, and the Nominating Committee, one (1) meeting. Each board member attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he served. Under current management practices, the Executive Committee exists mainly to act in place of the board in cases where time constraints or other considerations make it impractical to convene a meeting of the entire board or to obtain written consents from all board members. The Executive Committee held several informal meetings during fiscal 1996, and took action on one occasion by written consent. All significant management decisions requiring action by the Board of Directors were considered and acted upon by the full board.

                             EXECUTIVE COMPENSATION

           Summary Compensation Table. The following table sets forth compensation paid by the company in the forms specified therein for the years ended April 28, 1996, April 30, 1995, and May 1, 1994 to (i) the chief executive officer of the company and (ii) the company's four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE
================================================================================




                                            Annual Compensation          Long Term Compensation             All Other
Name and                                    Salary          Bonus              Option Grants               Compensation
Principal Position                Year          $              $                        #                        $(1)

Robert G. Culp, III               1996      210,000        210,000                  12,000                  16,920(2)(3)
  Chairman of the Board;          1995      204,000        204,000                  37,000                  15,989
  Chief Executive Officer         1994      197,700        197,700                  10,000                  13,239

Howard L. Dunn                    1996      175,000        175,000                   8,000                  22,640(2)(3)
  President and                   1995      169,000        169,000                  25,000                  10,420
  Chief Operating Officer         1994      163,000        163,000                   7,000                   6,621

Andrew W. Adams                   1996      140,000        105,000                   5,000                   2,980
  Senior Vice President -         1995      135,000        101,250                  14,000                   4,596
  Manufacturing                   1994      125,000         93,750                   4,000                   4,065

Franklin N. Saxon                 1996      111,000         66,600                   5,000                  10,383(3)
  Senior Vice President and       1995      107,000         64,200                  13,000                   8,530
  Chief Financial Officer;        1994      102,000         61,200                   4,000                   7,719
  Treasurer; Secretary

Kenneth M. Ludwig                 1996       96,800         58,080                   5,000                   3,448(3)
  Senior Vice President -         1995       93,100         55,860                  13,000                   2,584
  Human Resources;                1994       88,100         52,860                   4,000                   2,212
  Assistant Secretary


(1) Includes the company's matching contribution to such officers' accounts under the Employee Retirement Builder 401(k) Plan.

(2) Includes annual premiums of $7,500 paid by the company for split-dollar life insurance on the life of Mr. Culp, and $10,000 for split-dollar life insurance on the life of Mr. Dunn.
            .
(3) Includes reportable interest on deferred compensation of $6,432 for Mr Culp; $9,641 for Mr. Dunn; $7,464 for Mr. Saxon; and $449 for Mr. Ludwig.


================================================================================
                                       9

           Option  Grants  Table.   The  following   table  sets  forth  certain
information concerning grants of stock options to the executive officers named in the Summary Compensation Table during the year ended April 28, 1996.


                       STOCK OPTION GRANTS IN FISCAL 1996

===============================================================================



                                         % of Total                                         Potential Realizable Value at
                                           Options                                            Assumed Annual Rates of
                             Options      Granted to         Exercise or                    Stock Price Appreciation for
                             Granted      Employees in      Base Price      Expiration                 Option     Term (1)
(1)
Name                            (#)      Fiscal Year (%)      ($/Sh)            Date            5%($)            10%($)
- ----                         --------    ---------------    -------------   -----------     -----------         ----------


Robert G. Culp, III           12,000         16.7               8.53        7-02-00            16,334            47,417
Howard L. Dunn, Jr.            8,000         11.1               7.75        7-02-05            38,991            98,812
Andrew W. Adams                5,000          6.9               7.75        7-02-05            24,370            61,757
Franklin N. Saxon              5,000          6.9               7.75        7-02-05            24,370            61,757
Kenneth M. Ludwig              5,000          6.9               7.75        7-02-05            24,370            61,757

(1) Rounded to nearest thousand.

================================================================================



           Option Exercises and Year-End Value Table. The following table sets forth certain information concerning exercises of stock options during fiscal 1996 by the executive officers named in the Summary Compensation Table, and options held by such officers at the end of fiscal 1996.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                          AND FISCAL YEAR OPTION VALUES


                                                                           Number of            Value of Unexercised
                                                                      Unexercised Options          In-the-Money Options
                             Shares Acquired         Value            at Fiscal Year-End(#)      at Fiscal Year-End($)(1)
                             on Exercise (#)       Realized ($)        Exercisable   Unexercisable       Exercisable  Unexercisable
                           ------------------    ---------------       -----------   -------------       -----------  -------------
                                                                                        (2)                             (2)
Robert G. Culp, III              -0-              -0-                      80,500      37,000          526,845         377,390
Howard L. Dunn, Jr.              -0-              -0-                      50,563      26,000          381,632         275,100
Andrew W. Adams                  -0-              -0-                       8,000      15,000           17,000         155,750
Franklin N. Saxon                -0-              -0-                       8,000      14,000           17,000         142,800
Kenneth M. Ludwig              26,814           190,694                     8,000      14,000           17,000         142,800
- ----------------------------------------------

(1)   Closing price of company stock at April 28, 1996 was $13.00.
(2) Includes options granted under the company's Performance-Based Option Plan, which options will not become exercisable unless (a) the company meets certain earnings growth rates over the period from fiscal 1995 through fiscal 1997, or (b) the option-holder remains employed by the company until 2003.
================================================================================
                                       10


                             PERFORMANCE COMPARISON

          The following graph shows changes over the five-year period ending April 28, 1996 in the value of $100 invested in (1) the Common Stock of the company, (2) the NASDAQ Market Index, and (3) the Textile Manufacturing Index reported by Media General Financial Services, Richmond, Virginia, consisting of twenty-three companies (including the company) in the textile industry. The graph shows year-end values for an investment in each of the three investments described, assuming the reinvestment of all dividends and excluding any trading commissions or taxes.

                                   CULP, INC.
                   COMPARISON OF TOTAL RETURN TO SHAREHOLDERS
                        April 28, 1991 to April 28, 1996


(Comparison Chart appears here. Plot poins are below.)

                                 1991      1992     1993      1994       1995        1996
Culp                              100       143      200       325        276         368
Media General Textile Mfg.        100       148      160       147        142         144
NASDAQ                            100       121      139       155        180         257

          Severance Protection Plan. In September 1989, the company adopted a Severance Protection Plan, which covers officers and key management associates ("Executives") of the company. The Severance Protection Plan provides for the company and covered Executives to enter into written agreements that do not become effective except upon a change in control (as defined in such agreements) of the company. If a change in control occurs, the agreements provide that the Executive will be entitled to continued employment with the company with the same basic responsibilities and compensation as before the change in control for a period of one year. If the Executive is terminated, demoted or has his pay or benefits reduced for reasons other than good cause, or if the Executive terminates his employment voluntarily after serving nine months of the one-year employment period, the Executive is entitled to a lump sum payment equal to the Executive's base salary plus bonus during the twelve months immediately preceding the termination of employment. The plan does not prevent the company from terminating the Executive for cause at any time. The purpose of the Severance Protection Plan is to ensure the company continuity of management and the Executive continuity of employment in the event of any actual or threatened change in control of the company. The plan is not intended to alter materially the compensation and benefits a covered Executive could reasonably expect in the absence of such a change in control. As of April 28, 1996, the company's potential obligation pursuant to the Severance Protection Plan was $1,475,910, which is the amount that would be expended by the company under the Plan if all of the designated executives were terminated or otherwise entitled to benefits after a change in control of the company.

          Compensation of Directors. Directors who are also officers of the company do not receive additional compensation for service as directors. Non-employee directors receive $10,000 per year for participation as a member of the Board of Directors, $2,000 per year for each committee on which they serve, and an annual stock option grant of 1,875 shares.

          Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Baxter P. Freeze, Earl M. Honeycutt and Bland W. Worley, all of whom are non-employee directors.
No member of the committee serves on the Compensation Committee of another corporation that has a business relationship with the company.

          Compensation Committee Report. The following is a report of the Compensation Committee on compensation of executive officers for the fiscal year ended April 28, 1996. The Compensation Committee has based compensation for the company's executive officers on three primary factors: (1) compensation paid to executive officers at comparable firms in the company's industry, (2) the individual executive's performance and contribution to the company, and (3) the financial performance of the company. In general, the committee has set base salaries for executives relying most heavily on the first two factors mentioned above, and has linked executive compensation to the third factor, the company's financial performance, through incentive bonuses that are based solely on the annual financial results of the company and periodic grants of stock options to executive officers.

          After reviewing published compensation surveys and proxy information from companies included in the Performance Comparison data, and based on general knowledge of the industry, the committee believes that the base salaries paid to the company's executive officers are at or below than those generally prevailing in the company's industry and for other manufacturing companies of similar size. For this reason, a larger portion of the compensation paid to the company's executives is based on incentive compensation that is dependent upon the company's financial results. Even after including incentive compensation, the committee believes that total compensation paid to the company's executives is generally lower than the average total compensation paid to executives in the company's industry. This is especially true of the company's Chief Executive Officer and President.

          Under the company's Management Incentive Plan, certain executive officers are selected by the Compensation Committee (based on management recommendations) to receive annual cash bonuses based on the company's financial results. The Compensation Committee sets performance targets for the company in terms of financial measurements judged by the committee to be relevant indicators of management and corporate performance. Cash bonuses are then awarded to the executives participating in the plan pursuant to a formula that pays a percentage of the maximum bonus award established by the committee for each participating executive based upon the percentages of the performance targets the company achieves in a fiscal year. The cash bonuses shown in the Summary Compensation Table were paid under this plan.

          The committee maintains a policy of encouraging executives to make significant investments in the company's stock, so that executive officers' long-term interests will be aligned with those of the company's shareholders. To that end, the committee periodically approves the grant of incentive stock options to executive officers under the company's Stock Option Plan. During fiscal 1995, the company adopted (and the shareholders approved) a performance-based stock option plan, which provides for the one-time grant to executives of options that could become exercisable in 1997, but only if the company meets a targeted level of earnings growth (otherwise these options are not exercisable until January 1, 2003).

          The base salaries for all executive officers, including the Chief Executive Officer, were increased for fiscal 1996 at modest rates that were lower than the general rate of increase for all employees of the company. Increases in overall compensation for executive officers were a reflection of the improved operating results achieved by the company for fiscal 1996. The company's net income for the year (the measure used for the performance target for fiscal 1996) was at a level that allowed maximum bonus awards to be paid pursuant to the Management Incentive Plan. While the committee expects that total compensation for the company's executives will remain at or below industry averages, the committee also recognizes that compensation may need to be increased moderately in future years for the company to attract and retain quality management.

          The Compensation Committee approved grants of stock options to certain officers and employees during fiscal 1996 to increase the opportunity of these employees to participate in the growth of the company and the value of its stock. The specific levels of options granted generally reflected the level of responsibility of the employees and officers receiving the option awards and the committee's judgment about the direct link between the employee's performance and decisions and the company's financial results. For that reason, more senior officers received larger awards, and the Chief Executive Officer received a significantly larger award than other officers.

          The compensation for the Chief Executive Officer is determined under the same policies and practices used for all of the company's executive officers, as discussed above. In addition, the company has provided a split dollar life insurance plan for the Chief Executive Officer for many years, and this program was continued in fiscal 1996. The committee believes this type of plan provides a cost effective means of providing this benefit, since the company expects to recover the cost of premium payments on the plan from the cash value of the insurance policy.

          The foregoing report has been furnished by the members of the Compensation Committee:

                                              Baxter P. Freeze, Chairman
                                              Earl M. Honeycutt
                                              Bland W. Worley

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Lease Transactions. The company leases three (3) industrial facilities from partnerships owned by certain of the company's executive officers, directors, principal shareholders and members of their immediate families. Principals of these related entities include Esther R. Culp (mother of Robert
G. Culp, III), Robert G. Culp, III, Judith C. Walker (sister of Robert G. Culp, III and director), and Harry R. Culp (brother of Robert G. Culp, III, and nominee for election as a director). These facilities contain a total of 299,000 square feet of floor space. The company also leases its headquarters office space (33,440 square feet) from Phillips Interests, Inc. Earl N. Phillips, Jr. is the president and a director of Phillips Interests, Inc. and a director of the company. (See "Certain Business Relationships").

          The initial terms of the leases described above generally range from five to ten years, with one or more five-year renewal options. Base rent per year for the leased industrial facilities ranges from $1.70 to $2.43 per square foot. The leases typically prohibit assignment or subletting without the lessor's consent but such consent may not be unreasonably withheld. The lessor is generally responsible for maintenance only of roof and structural portions of the leased facilities. The industrial facilities are leased on a "triple net" basis, with the company responsible for payment of all property taxes, insurance premiums and maintenance, other than structural maintenance. The company believes that at the time the leases and any lease renewals were executed the terms of all such leases were no less favorable to the company than could have been obtained in arms-length transactions with unaffiliated persons. The company received independent appraisals to this effect with respect to the industrial facility leases. At the time the company entered into the lease with Phillips Interests, Inc. (January 19, 1990), Mr. Phillips was not a director of the company. Related party leases are approved by the Audit Committee and are reviewed annually by the Audit Committee. The total amounts of rent paid by the company under the industrial facilities and office leases during fiscal 1996 were approximately$680,000 and $421,000, respectively.

          Certain Business Relationships. The company had sales of approximately $27.7 million, 7.9% of the company's net sales, to La-Z-Boy Chair Company in fiscal 1996. Patrick H. Norton, a director, is that company's senior vice president of sales and marketing and also serves on its board of directors.

          Earl N. Phillips, Jr., a director of the company, is also a director of a subsidiary of the company's lead bank, and an officer and director of the lessor of the company's office facilities in High Point. The amount of interest and other fees paid to the lead bank was approximately $2.6 million in fiscal 1996 and the loans payable to the bank and amounts guaranteed through letters of credit by the bank at April 28, 1996 aggregated $48.4 million. Rent expense for the company's office facilities in High Point was approximately $421,000 in fiscal 1996.

          Other Relationships. From time to time during fiscal 1996, the company employed the law firm Keziah, Gates and Samet, which firm employed through May, 1995 Judith C. Walker, sister of Robert G. Culp, III, and a director of the company.

                         REPORTS OF SECURITIES OWNERSHIP

          Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, its executive officers, any persons who hold more than ten percent of the company's common stock and certain trusts (collectively, "insiders") to report their holdings of and transactions in the company's Common Stock to the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established, and the company is required to disclose in this proxy statement any late filings and any failures to file that have occurred since April 30, 1995.

          Insiders must file three types of ownership reports with the SEC: initial ownership reports, change-in-ownership reports and year-end reports. Under the SEC's rules, insiders must furnish the company with copies of all
Section 16(a) reports that they file. Based solely on a review of copies of these reports and on written representations the company has received, the company believes that since April 30, 1995, its insiders have complied with all applicable Section 16(a) reporting requirements.

===============================================================================



                      YOUR DIRECTORS RECOMMEND VOTES "FOR"

      o THE RATIFICATION OF KPMG Peat Marwick LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1997

      o   THE THREE NOMINEES FOR DIRECTOR


================================================================================

                     SHAREHOLDER PROPOSALS FOR 1996 MEETING


           Shareholders may submit proposals appropriate for shareholder action at the company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission and the company's bylaws. The nominees named in this Proxy Statement are those chosen by the Nominating Committee of the Board of Directors. Nominations may also be made by shareholders in accordance with the company's bylaws. The bylaws require that such nominations must be received by the company at least 120 days prior to the Annual Meeting and shall include certain biographical and other information about the persons nominated as specified in the bylaws. For shareholder proposals and nominations for director to be considered for inclusion in the Proxy Statement for the 1997 Annual Meeting, they must be received by the company no later than April 27, 1997. Such proposals should be directed to Culp, Inc., Attention: Franklin N. Saxon, Vice President and Chief Financial Officer, 101 South Main Street, Post Office Box 2686, High Point, North Carolina 27261.

                                  OTHER MATTERS

           The company's management is not aware of any matter which may be presented for action at the Annual Meeting other than the matters set forth herein. Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxy, discretionary authority to do so being included in the proxy.

           By Order of the Board of Directors,



                              By: /s/   Franklin N. Saxon
                              FRANKLIN N. SAXON
                              Senior Vice President and Chief Financial Officer



- --------------------------------------------------------------------------------



           THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL
STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION: FRANKLIN N. SAXON, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 101 SOUTH MAIN STREET, P. O. BOX 2686, HIGH POINT, NORTH CAROLINA 27261.

         Front

 P R O X Y
                                   CULP, INC.
           This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints Robert G. Culp, III and Franklin N. Saxon, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of Culp, Inc. held of record by the undersigned on July 11, 1996, at the Annual Meeting of Shareholders to be held on September 17, 1996, or any adjournment or adjournments thereof.

    1. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG Peat Marwick LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1997.

         ( )  FOR                 ( ) AGAINST                   ( )   ABSTAIN

    2.  ELECTION OF DIRECTORS:
        ( ) FOR the 3 nominees listed below     ( ) WITHHOLD AUTHORITY to vote
        (except as marked to the contrary)      for the 3 nominees listed below.

 (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
               Harry R. Culp, Baxter P. Freeze, Franklin N. Saxon

   3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

                            (continued on other side)

                           (continued from other side)

   This proxy will be voted as directed herein. If no direction is made, this proxy will be voted for the ratification of KPMG Peat Marwick LLP as independent auditors in proposal 1, and for the nominees listed in proposal 2. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.


Dated:         , 1996

                                               (SEAL)
                            Signature
                                                (SEAL)
                             Signature
          Please sign exactly as name appears on this card. If signing as attorney, administrator, executor, guardian, or trustee, please give such title. If signing on behalf of a corporation, please give name and title of authorized officer signing.)